As filed with the Securities and Exchange Commission on June 10, 2004
Registration No. 333-115740

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CSK Auto Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-0765798
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
645 E. Missouri Ave., Suite 400
Phoenix, Arizona 85012
(602) 265-9200
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Maynard Jenkins

CSK Auto Corporation
645 E. Missouri Ave., Suite 400
Phoenix, Arizona 85012
(602) 265-9200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

Copy to:

Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4100
Denver, Colorado 80202
(303) 298-5700
Attention: Richard M. Russo, Esq.

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CSK Auto Corporation

Common Stock

          This prospectus relates to 735,613 shares of CSK Auto Corporation common stock that may be offered for sale or otherwise transferred from time to time by certain of our stockholders. See “Selling Stockholders”. We will not receive any proceeds from the sale of these shares and we will pay substantially all of the expenses incurred in connection with this offering other than selling commissions.

          Any or all of these shares may be offered from time to time in one or more transactions (which may include block transactions) on the New York Stock Exchange or in the over-the-counter-market, in negotiated transactions or otherwise, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. The selling stockholders may offer these shares directly or by or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, concessions, commissions or otherwise.

          The selling stockholders and any brokers, dealers, agents or underwriters that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The aggregate net proceeds to the selling stockholders from the sale of the shares will be the purchase price of such shares less any commissions. See “Plan of Distribution”. No underwriting arrangements have been entered into by the selling stockholders as of the date hereof.

          Our common stock is traded on the New York Stock Exchange under the symbol “CAO”. On June 9, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $17.62 per share. Our principal executive offices are located at 645 East Missouri Avenue, Suite 400, Phoenix, Arizona 85012. Our telephone number is (602) 265-9200.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

An Investment in the Shares of Common Stock Offered Hereby Involves Risk.

See “Risk Factors” Beginning on Page 2.

          You should rely only on information contained in or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

The date of this prospectus is June 10, 2004.

      In this prospectus, “CSK,” “CSK Auto,” “the Company,” “we,” “us,” and “our” refer to CSK Auto Corporation and its subsidiary, CSK Auto, Inc., and its subsidiaries, except where it is noted, or the context makes clear, that the reference is only to CSK Auto Corporation or to CSK Auto, Inc. and its subsidiaries.

      You should rely only on information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this document may only be accurate on the date of this document.

SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. Each prospective investor is urged to read this prospectus and the incorporated documents in their entirety. An investment in the securities offered hereby involves risk. See “Risk Factors”.

CSK AUTO CORPORATION

      We are the largest specialty retailer of automotive parts and accessories in the Western United States and one of the largest such retailers in the United States, based on store count. We have the number one market position in 25 of the 28 geographic markets in which we operate, based on store count. As of February 1, 2004, we operated 1,114 stores in 19 states under one fully integrated operating format and three brand names:

•	Checker Auto Parts, founded in 1969, with 411 stores in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii;

•	Schuck’s Auto Supply, founded in 1917, with 226 stores in the Pacific Northwest and Alaska; and

•	Kragen Auto Parts, founded in 1947, with 477 stores primarily in California.

      We offer a broad selection of national brand name, private-label and generic automotive products for domestic and imported cars and light trucks. Our products include new and remanufactured automotive replacement parts, maintenance items and accessories. Our stores average approximately 7,300 square feet in size and typically offer a store specific mix averaging approximately 18,000 stock-keeping units, or SKUs. We also operate a highly efficient network of strategically located depots to provide approximately 75% of our stores an additional 65,000 SKUs on a same-day delivery basis. Through our extensive on-line vendor network, we make available up to an additional 250,000 SKUs on a same-day delivery basis to approximately 75% of our stores and up to 1,000,000 additional SKUs on a next-day delivery basis to substantially all of our stores.

      We serve both the do-it-yourself (DIY) and the commercial installer, or do-it-for-me (DIFM), markets. The DIY market, which is comprised of consumers who typically repair and maintain vehicles themselves, is the foundation of our business. Sales to the DIY market represented approximately 83% of our net sales for the fiscal year ended February 1, 2004 (which we refer to as “fiscal 2003”). The DIFM market is comprised of auto repair professionals, fleet owners, governments and municipalities and accounted for over 75% of the annual sales in the U.S. automotive aftermarket industry in 2002, according to statistics published by Lang Marketing Resources, Inc. Sales to the DIFM market represented approximately 17% of our net sales for fiscal 2003. In 1994, we began targeting the DIFM market to leverage our existing store base, fixed costs, inventory and in-store personnel. We believe we are well positioned to effectively and profitably further penetrate the highly fragmented DIFM market because of our sales force dedicated to DIFM customers, experienced in-store sales associates, level of customer service, conveniently located stores, efficient depot delivery network, attractive pricing and ability to provide timely availability of a broad selection of national brand name products.

The Offering

      We are registering 735,613 shares of our common stock to be offered for sale by three of our stockholders. We will not receive any of the proceeds from the sale of the common stock by these selling stockholders.

RISK FACTORS

      Before you invest in our common stock you should carefully consider the following risks, as well as the other information set forth in this prospectus and the information incorporated herein by reference. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment. In addition to the risks described below and the information incorporated by reference, we may encounter risks that are not currently known to us or that we currently deem immaterial, which may also impair our business operations and your investment in our common stock.

Risks Associated with Our Industry

Our industry is highly competitive and we may not have the resources to compete effectively.

      The retail sale of automotive parts and accessories is highly competitive. Some of our competitors have more financial resources, are more geographically diverse or have better name recognition than we do, which might place us at a competitive disadvantage to those competitors. Because we seek to offer competitive prices, if our competitors reduce their prices, we may be forced to reduce our prices, which could cause a material decline in our revenues and earnings and hinder our ability to service our debt.

      We compete primarily with the following types of businesses:

•	national and regional retail automotive parts chains;

•	wholesalers or jobber stores (some of which are associated with national parts distributors or associations);

•	automobile dealers that supply manufacturer parts; and

•	mass merchandisers that carry automotive replacement parts and accessories.

A decrease in vehicle miles driven may negatively affect our revenues.

      The need to purchase or replace auto parts is affected by the number of vehicle miles driven. A substantial decrease in the number of vehicle miles driven could have a negative impact on our revenues. Factors that may cause the number of vehicle miles to decrease include:

•	weather conditions;

•	increases in gas prices;

•	changes in the economy; and

•	changes in travel patterns.

Risks Relating to Our Business Operations

A decrease in the ability and willingness of our suppliers to supply products to us on favorable terms would have a negative impact on our results of operations.

      Our business depends on developing and maintaining productive relationships with our vendors and upon their ability or willingness to sell products to us on favorable price and other terms. Many factors outside our control may harm these relationships and the ability or willingness of these vendors to sell these products on such terms. For example, financial difficulties that some of our vendors may face may increase the cost of the products we purchase from them. In addition, our failure to pay promptly, or order sufficient quantities of inventory from our vendors, such as occurred during fiscal 2001, may increase the cost of products we purchase from vendors or may lead to vendors refusing to sell products to us at all. Finally, the trend towards consolidation among automotive parts suppliers may disrupt our relationship with some vendors. A disruption of these vendor relationships, including any failure to obtain vendor discounts and allowances, or a disruption in our vendors’ operations could have a material adverse effect on our business and results of operations.

Our operations are concentrated in the western region of the United States, and therefore our business is subject to fluctuations if adverse conditions occur in that region.

      The majority of our stores are located in the Western United States. As a result of this geographic concentration, we are subject to regional risks such as the economy, weather conditions, power outages, the cost of electricity, earthquakes and other natural disasters. In recent years, certain regions where we operate have experienced economic recessions and extreme weather conditions. Although temperature extremes tend to enhance sales by causing a higher incidence of parts failure and increasing sales of seasonal products, unusually severe weather can reduce sales by causing deferral of elective maintenance. Because our business is seasonal, inclement weather occurring during traditionally peak selling months may harm our business. No prediction can be made as to future economic or weather conditions. Several of our competitors operate stores across the United States and, therefore, may not be as sensitive to such regional risks.

Because we are involved in litigation from time to time, and are subject to numerous governmental laws and regulations, we could incur substantial judgments, fines, legal fees and other costs.

      We currently and from time to time face complaints or litigation incidental to the conduct of our business, including asbestos and similar product liability claims, slip and fall and other general liability claims, discrimination and employment claims, vendor disputes and miscellaneous environmental and real estate claims. In some cases, the damages claimed against us are substantial. We accrue reserves using our best estimate of the probable and reasonably estimable contingent liabilities. Although we maintain liability insurance for some litigation claims, if one or more of the claims greatly exceeds our coverage limits or our insurance policies do not cover a claim, it could have a material adverse effect on our business and operating results.

      In addition, we are subject to numerous federal, state and local governmental laws and regulations relating to, among other things, taxation, employment, environmental protection and building and zoning requirements. If we fail to comply with existing or future laws or regulations, we may be subject to governmental or judicial fines or sanctions.

We are subject to environmental laws and the cost of compliance with these laws could negatively impact the results of our operations.

      We are subject to various federal, state and local laws and governmental regulations relating to the operation of our business, including those governing the handling, storage and disposal of hazardous substances, the recycling of batteries and used lubricants, and the ownership and operation of real property. As a result of investigations undertaken in connection with certain of our store acquisitions, we are aware that soil or groundwater may be contaminated at some of our properties. There can be no assurance that any such contamination will not have a material adverse effect on us. In addition, as part of our operations, we handle hazardous materials and our customers may also bring hazardous materials onto our properties in connection with, for example, our oil-recycling program. There can be no assurance that compliance with environmental laws and regulations will not have a material adverse effect on us in the future.

We may not be able to grow our number of stores in a profitable manner.

      Our store growth is based, in part, on expanding selected stores, relocating existing stores and adding new stores primarily in markets we currently serve. There can be no assurance that our opening of new stores in markets we already serve will not adversely affect existing store profitability. There also can be no assurance that we will be able to manage our growth effectively.

      Our future growth and financial performance are, therefore, dependent upon a number of factors, including our ability to:

•	locate and obtain acceptable store sites;

•	negotiate favorable lease terms;

•	complete the construction of new and relocated stores in a timely manner;

•	hire, train and retain competent managers and associates; and

•	integrate new stores into our systems and operations.

Risks Relating to Our Indebtedness

We are highly leveraged and have substantial debt service obligations that could restrict our ability to grow and operate successfully.

      We are highly leveraged. As of February 1, 2004, we had an aggregate of approximately $520.3 million of outstanding indebtedness for borrowed money. Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under our outstanding debt instruments.

      The degree to which we are leveraged could have important consequences to your investment in our common stock, including the following risks:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for other purposes;

•	our indebtedness under CSK Auto, Inc.’s senior credit facility (including amounts subject to interest rate swaps) carries variable rates of interest, and our interest expense could increase if interest rates in general increase;

•	we are substantially more leveraged than some of our competitors, which might place us at a competitive disadvantage to those competitors that have lower debt service obligations and significantly greater operating and financial flexibility than we do;

•	we may not be able to adjust rapidly to changing market conditions;

•	we may be more vulnerable in the event of a downturn in general economic conditions or in our business; and

•	our failure to comply with the financial and other restrictive covenants governing our debt, which, among other things, require us to maintain certain financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or our prospects.

Our holding company structure could limit our ability to make debt payments.

      CSK Auto Corporation is a holding company with no operations of its own. We derive all of our operating income and cash flow from our wholly-owned operating subsidiaries, including our primary operating subsidiary, CSK Auto, Inc. Therefore, if our subsidiaries are unable to pay dividends or make distributions to us, we would be unable to repay our existing indebtedness. The ability of CSK Auto, Inc. to pay dividends and distributions to us is limited by the terms of its credit agreement and the indenture governing its 7% senior subordinated notes.

We may not be able to generate the cash necessary to service our indebtedness, which would require us to refinance our indebtedness or default on our scheduled debt payments, undermining our ability to grow and operate profitably.

      We need a significant amount of cash to service our debt. Our ability to generate cash depends on the success of our financial and operating performance. Our historical financial results have been, and our future financial results are anticipated to be, subject to substantial fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all, or that future borrowings will be available to us under CSK Auto, Inc.’s senior credit facility or otherwise in an amount sufficient to enable us to satisfy all of our obligations or to fund our other liquidity needs. In addition, because the senior credit facility has variable interest rates, the cost of those borrowings will increase if market interest rates increase.

      If we are unable to meet our expenses and debt obligations, we may need to refinance all or a portion of our indebtedness before the scheduled maturity dates of such debt, sell assets or raise equity. On such maturity dates we may need to refinance our indebtedness if our operations do not generate enough cash to pay such indebtedness in full and if we do not raise additional capital. Our ability to refinance will depend on the capital markets and our financial condition at such time. We cannot assure you that we would be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity.

Despite current indebtedness levels, we may still be able to incur substantially more indebtedness, which would intensify the risks discussed above.

      Despite our current and anticipated debt levels, we may be able to incur substantial additional indebtedness in the future. If new debt is added to our current debt levels, the substantial risks described above would intensify. CSK Auto, Inc.’s senior credit facility permits additional borrowings, and any such borrowings (along with prior outstanding borrowings under the senior credit facility) would be secured by substantially all of CSK Auto, Inc.’s assets. Although the terms of the indentures governing CSK Auto, Inc.’s outstanding notes and the credit agreement relating to the senior credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial.

Restrictions imposed by CSK Auto, Inc.’s senior credit facility and the indenture governing CSK Auto, Inc.’s 7% senior subordinated notes restrict or prohibit our ability to engage in or enter into some operating and financing arrangements, which could adversely affect our ability to take advantage of potentially profitable business opportunities.

      The operating and financial restrictions and covenants in our debt instruments, including the credit agreement relating to CSK Auto, Inc.’s senior credit facility and the indenture governing CSK Auto, Inc.’s 7% senior subordinated notes, impose significant operating and financial restrictions on us and require us to meet certain financial tests. Complying with these covenants may cause us to take actions that are not favorable to you as a holder of our common stock. These restrictions may also have a negative impact on our business, results of operations and financial condition by significantly limiting or prohibiting us from engaging in certain transactions, including:

•	incurring or guaranteeing additional indebtedness;

•	making investments;

•	creating liens on our assets;

•	transferring or selling assets currently held by us;

•	paying dividends;

•	engaging in mergers, consolidations, or acquisitions; or

•	engaging in other business activities.

      These restrictions could place us at a disadvantage relative to competitors not subject to such limitations.

      In addition, a breach of the covenants, ratios, or restrictions contained in CSK Auto, Inc.’s senior credit facility could result in an event of default thereunder. Upon the occurrence of such an event of default, the lenders under CSK Auto, Inc.’s senior credit facility could elect to declare all amounts outstanding under the senior credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under the senior credit facility accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full that indebtedness, which is secured by substantially all of our assets, and our other indebtedness.

THE OFFERING

      We are registering 735,613 shares of our common stock to be offered for sale by three of our stockholders.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the 735,613 shares of our common stock by the selling stockholders. All proceeds from the resale of such shares will go to the selling stockholders. See “Selling Stockholders” and “Plan of Distribution”.

SELLING STOCKHOLDERS

      Investcorp CSK Holdings L.P., Gila Limited, and The JAB Trust are the only selling stockholders in this offering. The following table sets forth certain information regarding the selling stockholders’ beneficial ownership of our common stock as of June 9, 2004.

	Shares Beneficially			Shares Beneficially
	Owned Before		Shares	Owned After
	the Offering		Registered	the Offering
			in this
Name of Shareholder	Number	Percentage	Offering	Number	Percentage

Investcorp, S.A.(1)	475,756	1.0%	475,756	0	0%
SIPCO Limited(2)	475,756	1.0%	475,756	0	0%
Gila Limited(1)	475,756	1.0%	475,756	0	0%
Investcorp CSK Holdings L.P.(1)	373,346	0.8%	373,346	0	0%
The JAB Trust(3)	338,357	0.7%	259,857	78,500	0.17%

(1)	Investcorp, S.A. does not directly own any shares of the Company’s common stock. The number of shares of common stock shown as beneficially owned by Investcorp, S.A. includes all the shares beneficially owned by Gila Limited, a Cayman Islands corporation and an indirect subsidiary of Investcorp. The number of shares beneficially owned by Gila Limited includes the shares beneficially owned by Investcorp CSK Holdings L.P., a Cayman Islands limited partnership in which Gila Limited both owns a majority economic ownership interest and is the sole general partner.

(2)	SIPCO Limited may be deemed to control Investcorp, S.A. through its ownership of a majority of the stock of a company that indirectly owns a majority of Investcorp, S.A. The number of shares of common stock shown as beneficially owned by SIPCO Limited includes (i) all of the shares beneficially owned by Investcorp CSK Holdings L.P., a Cayman Islands limited partnership in which an indirect subsidiary of Investcorp, S.A. both owns a majority economic ownership interest and is the sole general partner, and (ii) shares beneficially owned by Gila Limited.

(3)	The JAB Trust is a revocable family trust of James G. Bazlen, a member of our board of directors. The number of shares beneficially owned also includes options to purchase 76,500 shares of our common stock held by Mr. Bazlen and 2,000 shares of our common stock owned by Mr. Bazlen’s children.

RELATIONSHIP WITH THE SELLING STOCKHOLDERS

Stockholders’ Agreement

      The selling stockholders are party to a stockholders’ agreement that was entered into between CSK and each of our stockholders at the time of our recapitalization in October 1996. Other than certain registration rights provisions, the provisions of that stockholders’ agreement terminated by its terms in November 2002.

      Pursuant to the stockholders’ agreement, the selling stockholders have demand registration rights (“Demand Rights”) and piggy-back registration rights (“Piggy-back Rights”). The Demand Rights entitle the selling stockholders to require us to register all or any of the unregistered shares held by them. The Piggy-back Rights entitle the selling stockholders, at any time that we propose to register any equity securities under the Securities Act for sale to the public, to include a portion of their unregistered stock in such offering. The shares registered pursuant to the registration statement of which this prospectus is a part are being registered pursuant to the exercise of these Demand Rights.

      Until September 2003, the Investcorp Group (as defined in such stockholders’ agreement), one of the Agreeing Stockholders, was an affiliate of ours, and three former members of our Board of Directors associated with the Investcorp Group resigned from our Board in February 2004. Gila Limited and Investcorp CSK Holdings L.P. are members of the Investcorp Group.

Directors

      Charles K. Marquis, one of our seven directors, is a senior advisor to companies affiliated with Investcorp, S.A. In addition, The JAB Trust, one of the selling stockholders, is a revocable trust of James G. Bazlen, a member of our board of directors.

PLAN OF DISTRIBUTION

      The selling stockholders may offer and sell the shares shown on the cover page of this prospectus at various times in one or more of the following transactions:

•	on or off the New York Stock Exchange; or

•	in privately negotiated transactions.

      The securities may be sold:

•	at prevailing market prices at the time of sale;

•	at prices related to those prevailing market prices;

•	at fixed prices; or

•	at negotiated prices.

      The transactions may be effected by one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;

•	underwritten offerings;

•	block trades in which the broker or dealer will attempt to sell securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; or

•	negotiated transactions between selling stockholders and purchasers without a broker or dealer.

      This prospectus may also be used by those to whom a selling stockholder may pledge, donate or transfer shares covered by this prospectus and the term “selling stockholder” as used in this prospectus shall also include that pledgee, donee or transferee.

      To the extent required, this prospectus may be amended or supplemented from time to time to reflect any pledgee, donee or other transferee that may offer shares under this prospectus and to describe a specific plan of distribution or transaction.

      In connection with the sale of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with hedging transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell our common stock short and redeliver shares covered by this prospectus to close out the short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of shares covered by this prospectus, which shares those broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect the transaction). The selling stockholders may also pledge their shares to a broker-dealer or other financial institution, and, upon a default, that broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect that transaction).

      The selling stockholders and any broker-dealers, underwriters or other persons acting on the behalf of parties that participate in the distribution of securities may be deemed to be underwriters. If so, any commissions, discounts or concessions received by them or profits they receive on the resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act.

      The selling stockholders may also sell their shares of common stock under Rule 144 promulgated under the Securities Act instead of under this prospectus, if Rule 144 is available for those sales.

      As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the securities under this prospectus.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution or a purchase by a dealer or through an underwritten offering. Such supplement will disclose:

•	the name of any participating dealer, underwriter or agent;

•	the number of shares involved;

•	the price at which such shares will be offered for sale to the public;

•	any commissions to be paid or discounts or concessions to be allowed to any dealer, underwriter or agent, where applicable; and

•	other facts material to the transaction.

      Our stockholder’s agreement with the selling stockholders provides for our indemnification of the selling stockholders and their directors and officers, the underwriters and controlling persons of the selling stockholders or any underwriters against liabilities in connection with the offer and sale of the shares of our common stock, including liabilities under the Securities Act of 1933, as amended, and requires us to contribute to payments that such persons or entities may be required to make in respect of such liabilities.

      We will bear all costs, expenses and fees in connection with the registration of the shares offered pursuant to this prospectus. The selling stockholders will pay all commissions and discounts, if any, attributable to the sales of the shares.

WHERE TO OBTAIN ADDITIONAL INFORMATION ABOUT CSK

      This prospectus incorporates important business and financial information about CSK that is not included in this prospectus. CSK will provide, without charge, a copy of any or all of the documents incorporated by reference in this prospectus. Direct your request for copies to CSK Auto Corporation — Investor Relations, 645 E. Missouri, Ave. Suite 400, Phoenix, Arizona 80512 (telephone (602) 265-9200). To obtain timely delivery, you must request the information no later than five business days before the date that you must make your investment decision.

      CSK files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports or other information filed by us at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available from the New York Stock Exchange, from commercial document retrieval services and from the Internet site maintained by the SEC at http://www.sec.gov. Information about CSK is also available at CSK’s website at http://www.cskauto.com.

      The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that our SEC filings, containing important disclosures, may be listed below rather than repeated in full in this prospectus. In addition, our filings with the SEC after the date of this prospectus and before the termination of this offering will update the information in this prospectus and the incorporated filings. These later filings also will be considered to be included in this prospectus. The documents listed below and any future filings made prior to the termination of this offering with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, comprise the documents incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended February 1, 2004;

•	The information under the captions “Compensation of Directors” beginning on page 18, “CEO Compensation” beginning on page 23, “Executive Compensation” beginning on page 27, “Employment Agreements” beginning on page 28, “Indebtedness” beginning on page 29 and “Security Ownership of Certain Beneficial Owners and Management” beginning on page 31 of the Definitive Proxy Statement dated May 13, 2004; and

•	The description of our capital stock contained in the Registration Statement on Form 8-A, filed with the SEC on March 5, 1998 (file no. 001-13927).

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

      We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The factors described under the heading “Risk Factors” are among those that may cause actual results to differ materially from the forward-looking statements. All of our forward-looking statements should be considered in light of these factors. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise.

      In addition, we have filed reports with the U.S. Securities and Exchange Commission that include forward-looking statements relating to, among other things, future prospects and estimated cost savings. Like the forward-looking statements included in this prospectus, such statements, which were based on estimates of amounts not yet determinable, necessarily involve a number of risks and uncertainties, all of which are difficult to predict and, in many cases, are beyond our control.

LEGAL MATTERS

      The validity of the shares of common stock offered in this prospectus has been passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of CSK Auto Corporation for the fiscal year ended February 1, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

735,613 Shares

CSK Auto Corporation

Common Stock

PROSPECTUS

June 10, 2004

PART II

Item 14.	Other Expenses of Issuance and Distribution

Accounting Fees	$27,500
Legal Fees	50,000
SEC Filing Fees	$1,550
Total Expenses	$79,050

Item 15.	Indemnification of Officers and Directors

      Section 145 of the Delaware General Corporation Law (the “DGCL”) makes provisions for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Company under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

      As permitted by the DGCL, CSK Auto Corporation’s Restated Certificate of Incorporation, as amended (the “Charter”) provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Company or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) — (iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

      In addition, the Charter provides that the Company may indemnify any person who was or is a party or who was or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (including, without limitation, one by or in the right of the corporation to procure judgment in its favor), whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation or enterprise, from and against any and all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The Charter also provides that the indemnification provided in the Charter shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or any other corporation or enterprise against expense liability or loss whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL or under the respective charters.

      CSK Auto Corporation’s By-Laws (the “Bylaws”) provide that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

      The Bylaws also provide that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery of the State of Delaware or the court in which such action was brought shall deem proper.

      The Bylaws also provide that to the extent a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith and that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

Insurance

      We maintain liability insurance covering directors and officers of each of the above companies.

Item 16.	Exhibits and Financial Statement Schedules

EXHIBIT LIST

      The following is a list of Exhibits included as part of this Registration Statement.

Exhibit
No.		Description

4.1		Form of Common Stock certificate, incorporated herein by reference to our Registration Statement on Form 8-A filed March 5, 1998
5	.1*	Opinion of Gibson, Dunn & Crutcher LLP, as to the legality of the securities being registered.
23.1		Consent of PricewaterhouseCoopers LLP
23	.2*	Consent of Gibson, Dunn & Crutcher LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
24	.1*	Powers of Attorney (included on signature page)

* previously filed

Item 17.	Undertakings

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 10, 2004.

CSK AUTO CORPORATION

By:	/s/ DON W. WATSON

Don W. Watson
Senior Vice President, Chief Financial Officer
and Chief Accounting Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name		Title	Date

/s/ *MAYNARD JENKINS Maynard Jenkins		Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2004

/s/ DON W. WATSON Don W. Watson		Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)	June 10, 2004

/s/ *JAMES G. BAZLEN James G. Bazlen		Director	June 10, 2004

/s/ *MORTON GODLAS Morton Godlas		Director	June 10, 2004

/s/ *TERILYN A. HENDERSON Terilyn A. Henderson		Director	June 10, 2004

/s/ *CHARLES K. MARQUIS Charles K. Marquis		Director	June 10, 2004

/s/ *CHARLES J. PHILIPPIN Charles Philippin		Director	June 10, 2004

/s/ *WILLIAM A. SHUTZER William A. Shutzer		Director	June 10, 2004

*By:	/s/ DON W. WATSON Don W. Watson Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.		Description

4.1		Form of Common Stock certificate, incorporated herein by reference to our Registration Statement on Form 8-A filed March 5, 1998
5	.1*	Opinion of Gibson, Dunn & Crutcher LLP, as to the legality of the securities being registered.
23.1		Consent of PricewaterhouseCoopers LLP
23	.2*	Consent of Gibson, Dunn & Crutcher LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
24	.1*	Powers of Attorney

* previously filed